Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         AIM V.I. SMALL CAP GROWTH FUND

A Special Meeting of Shareholders of AIM V.I. Small Cap Growth Fund, an investment portfolio of AIM Variable Insurance Funds, a Delaware statutory trust ("Trust"), was held on March 19, 2007. The meeting was held for the following purpose:

(1) Approve a Plan of Reorganization (the "Plan") under which all of the assets of AIM V.I. Small Cap Growth Fund (the "Fund"), a portfolio of AIM Variable Insurance Funds ("Trust"), will be transferred to AIM V.I. Small Cap Equity Fund ("Buying Fund"), also a portfolio of Trust, and Trust will issue shares of each class of Buying Fund to shareholders of the corresponding class of shares of the Fund.

The results of the voting on the above matter were as follows:

                                                            Votes     Withheld/
Matter                                         Votes For   Against   Abstentions
------                                         ---------   -------   -----------
(1)  Approve a Plan of Reorganization (the
     "Plan") under which all of the assets
     of AIM V.I. Small Cap Growth Fund (the
     "Fund"), a portfolio of AIM Variable
     Insurance ("Trust"), will be
     transferred to AIM V.I. Small Cap
     Equity Fund ("Buying Fund"), also a
     portfolio of Trust, and Trust will
     issue shares of each class of Buying
     Fund to shareholders of the
     corresponding class of shares of the
     Fund...................................    868,721     46,245      17,447

For a more detailed discussion of the Reorganization, please refer to the proxy statement that was filed on February 9, 2007, with the SEC under Accession number 0000950129-07-000475.


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